Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-234343

Supplementing the Preliminary Prospectus

Supplement dated November 13, 2019

(To Prospectus dated November 7, 2019)

Free Writing Prospectus

Global Ship Lease, Inc. Investor Presentation

This free writing prospectus relates to the public offering of Senior Unsecured Notes due 2024 (the “Offering”) of Global Ship Lease, Inc. (the “Company”) and should be read together with the preliminary prospectus supplement dated November 13, 2019, relating to the Offering and the base prospectus, dated November 7, 2019 (collectively, the “Preliminary Prospectus”), including the documents incorporated by reference therein, relating to the Company’s Registration Statement on Form F-3 (File No.  333-234343). A copy of the Preliminary Prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1430725/000119312519290593/0001193125-19-290593-index.htm .

Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) for more complete information about the Company and the Offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the Preliminary Prospectus related to this Offering may be obtained from B. Riley FBR, Inc. at 1300 North 17th Street, Suite 1400, Arlington, VA 22209, by calling (703) 312-9580 or by emailing prospectuses@brileyfbr.com. The final terms of the Offering will be disclosed in a final prospectus supplement to be filed with the SEC.

Senior Unsecured Notes Offering November 2019

Safe Harbor Statement This communication contains forward-looking statements. Forward-looking statements provide Global Ship Lease’s current expectations or forecasts of future events. Forward-looking statements include statements about Global Ship Lease’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘ongoing,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘will’’ or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements are based on assumptions that may be incorrect, and Global Ship Lease cannot assure you that these projections included in these forward-looking statements will come to pass. Actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors The risks and uncertainties include, but are not limited to: Risks relating to the acquisition of Poseidon Containers and Global Ship Lease’s ability to realize the anticipated benefits of the acquisition; future operating or financial results; expectations regarding the strength of future growth of the container shipping industry, including the rates of annual demand and supply growth; the financial condition of CMA CGM (the company’s principal charterer and main source of operating revenue) and other charterers and their ability to pay charterhire in accordance with the charters; the overall health and condition of the U.S. and global financial markets; Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional financing to fund capital expenditures, vessel acquisitions and for other general corporate purposes and its ability to meet its financial covenants and repay its borrowings; Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments including the availability of cash and the impact of constraints under its first priority secured notes; future acquisitions, business strategy and expected capital spending; operating expenses, availability of key employees, crew, number of off-hire days, drydocking and survey requirements, costs of regulatory compliance, insurance costs and general and administrative costs; general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand; assumptions regarding interest rates and inflation; change in the rate of growth of global and various regional economies; risks incidental to vessel operation, including piracy, discharge of pollutants and vessel accidents and damage including total or constructive total loss; estimated future capital expenditures needed to preserve Global Ship Lease’s capital base; Global Ship Lease’s expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, or the useful lives of its vessels; Global Ship Lease’s continued ability to enter into or renew charters including the re-chartering of vessels on the expiry of existing charters, or to secure profitable employment for its vessels in the spot market; the continued performance of existing charters; Global Ship Lease’s ability to capitalize on management’s and directors’ relationships and reputations in the containership industry to its advantage; changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities; expectations about the availability of insurance on commercially reasonable terms; unanticipated changes in laws and regulations; and potential liability from future litigation. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Global Ship Lease’s actual results could differ materially from those anticipated in forward-looking statements for many reasons specifically as described in Global Ship Lease’s filings with the SEC. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this communication. Global Ship Lease undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this communication or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Global Ship Lease describes in the reports it will file from time to time with the SEC after the date of this communication.

Disclaimer Global Ship Lease has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Global Ship Lease has filed with the SEC for more complete information about Global Ship Lease and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The financial information and data contained in this communication is unaudited and does not conform to the U.S. Securities and Exchange Commission (“SEC”) Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, Global Ship Lease’s filings with the SEC. This communication includes certain estimated financial information and forecasts presented as pro-forma financial measures that are not derived in accordance with generally accepted accounting principles (“GAAP”), and which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. Global Ship Lease believes that the presentation of these non-GAAP financial measures serves to enhance the understanding of the financial performance of Global Ship Lease. However, these non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, financial measures of financial performance prepared in accordance with GAAP. Please refer to the last quarter’s earnings press release for a discussion of these non-GAAP financial measures and a reconciliation of these measures to the most comparable GAAP measures. No representations or warranties, express or implied are given in, or in respect of the accuracy or completeness of any information included in, this presentation. Recipients of this presentation are not to construe its contents, or any prior or subsequent communications from or with Global Ship Lease or its representatives as financial, investment, legal, tax, business or other professional advice. In addition, this presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of Global Ship Lease. Recipients of this presentation should consult with their own advisers and should each make their own evaluation of Global Ship Lease and of the relevance and adequacy of the information. Furthermore, this presentation contains certain tables and other statistical analyses (the “Statistical Information”). Numerous assumptions were used in preparing the Statistical Information, which may not be reflected herein. Certain Statistical Information is derived from estimates and subjective judgments made by third parties. As such, no assurance can be given as to the accuracy, appropriateness or completeness of the Statistical Information as used in any particular context; nor as to whether the Statistical Information and/or the judgments and assumptions upon which they are based reflect present market conditions or future market performance. Unless otherwise specified, all information in this presentation is as of the date of this presentation. Neither the delivery of this presentation nor any other communication with you shall, under any circumstances, create any implication that there has been no change in Global Ship Lease’s affairs since such date. Except as otherwise noted herein, Global Ship Lease does not intend to, nor will it assume any obligation to, update this presentation or any of the information included herein.

Transaction Summary Issuer Global Ship Lease, Inc. (the “Company”) Security Senior Unsecured Notes Proposed Ticker / Exchange “GSLD” / NYSE Proposed Offering Size $25,000,000 (1) Notes Offered 1,000,000 (1) Overallotment Option 15% Principal Amount Per Note $25.00 Coupon 8.00% area (1) Maturity The Notes will mature December 31, 2024, unless redeemed prior to maturity. The Notes may be redeemed for cash in whole or in part at any time at the Company’s option (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to $25.50 per note (102% of principal amount), plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to $25.25 per note (101% of Optional Redemption principal amount), plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. In each case, redemption shall be upon notice not fewer than 30 days and not more than 60 days prior to the date fixed for redemption. In the event a Change of Control occurs, the Company has the right to redeem the Notes at any time on or before December 31, 2021, in Optional Redemption Upon whole but not in part, within 90 days of such Change of Control, at a redemption price equal to 104% of its principal amount, plus accrued Change of Control and unpaid interest to, but excluding, the date of redemption. Net proceeds from this offering will be used towards refinancing the Company’s existing 9.875% First Priority Senior Secured Notes due Use of Proceeds 2022 Expected Pricing Date November 14, 2019 Bookrunning Managers B. Riley FBR, Ladenburg Thalmann (QIU), Clarksons Platou Securities, Janney Montgomery Scott, William Blair, Fearnley Securities Co-Managers National Securities, Wedbush Securities, Incapital, and Boenning & Scattergood, Inc. (1) Actual offering size and pricing may differ materially from the figures shown; offering size and pricing to be determined by negotiations between the Company and the underwriters. 3

Credit Metrics

Pro Forma Credit Statistics

($ in millions)	GSL As of 9/30/19	Pro Forma Equity Adjustments[2]	Pro Forma Notes Adjustments[3]	Pro Forma Total [2][3]
Total Cash[1]	$ **97.8**	50.7	-	$ **148.5**
Bank debt	$ 517.2	-	-	$ 517.2
Secured term loan	24.8	-	-	24.8
9.875% notes due 2022	340.0	-	(22.5)	317.5
New senior unsecured notes	-	-	25.0	25.0
Total Debt	$ **882.0**			$ **884.5**
Net Debt	$ **784.2**			$ **736.0**
Series B Preferred Stock	$ 35.0	-	-	$ 35.0
Book Value of Equity	$ **345.6**	50.7	-	$ **396.3**
Annualized 9M 9/30/2019 Adjusted EBITDA[4]	$ 159.0	-	-	$ 159.0
Annualized 9M 9/30/2019 Interest Expense[4][5]	75.3	-	(0.2)	75.1
Charter-Free Appraised Value (9/30/2019)	1,134.0	-	-	1,134.0
Charter-Attached Appraised Value (9/30/2019)	1,289.0	-	-	1,289.0
Net debt[6] / Annualized Adjusted EBITDA	**4.9x**			**4.6x**
Annualized Adjusted EBITDA / Annualized Interest Expense	**2.1x**			**2.1x**
Net debt[6] / Book Equity	**2.3x**			**1.9x**
Net debt[6] / Charter-free Appraised Value	**70%**			**65%**
Net debt[6] / Charter-attached appraised value	**62%**			**57%**

(1) Total cash balance includes cash & cash equivalents and short-term and long-term restricted cash
(2) Includes impact of public offering of 7,613,788 Class A common shares, at a public offering price of $7.25 per share, for gross proceeds of approximately $55.2 million, which closed on October 1, 2019. This includes the exercise in full by the underwriter of its option to purchase additional shares. The net proceeds, after underwriting discounts and commissions and expenses, are estimated to be $50.7 million and are to be used for general corporate purposes, including the acquisition of containerships or the prepayment of debt
(3) Includes impact of proposed $25.0 million senior unsecured note offering and paydown of GSL's outstanding 9.875% Notes due 2022 at the call price. Actual offering size, pricing, and fees incurred may differ materially from the figures shown; offering size and pricing to be determined by negotiations between the Company and the underwriters
(4) As a result of GSL's November 2018 merger with Poseidon, LTM numbers are calculated by annualizing nine months ended 9/30/19 (see slide 23)
(5) Pro forma adjustment to interest expense related to proposed note offering is calculated using an assumed coupon rate of 8.00%
(6) Net debt has been increased by $15.0 million to reflect the GSL Kalliopi which is included in the fleet valuations but was only purchased in October 2019

4

Company Overview

Leading Containership Lessor, Transformed in Last 12 Months

NYSE-Listed Containership Owner & Lessor

Fleet Focused on Mid-Size & Smaller Tonnage

- 43 containerships of 2,207 – 11,040 TEU, which can service majority of global tradelanes
- Well-specified ships, including latest generation, high-reefer, eco-vessels

Contract Mix Providing Downside Cover & Upside Potential

- Strong downside cover: $778 million[1] contracted revenues, with 2.6 years[1] TEU-weighted average forward charter cover
- Locking in upside potential from exposure to recovering market fundamentals
- Diversified counterparty portfolio of leading global liner operators and niche players

Business Transformed in Last 12 Months

- GSL merger with Poseidon Containers in Q4 2018 doubled size of company, materially improved asset base, expanded contract cover, and de-levered business
- 9.875% Senior Secured Notes issued Q4 2017 (pre-merger) no longer appropriate part of capital structure

Strong Sponsorship[2] & Growing Liquidity[4]



Public: 26.0%
Kelso: 42.5%[3]
Maas Cap.: 3.4%
M.Gross: 4.4%
B.Riley: 6.8%
Management Inv.: 6.9%
CMA CGM: 10.0%[3]

Capital Structure - September 30, 2019 ($ million)[4]

Listed on NYSE since 2008

▪ Common - Issued	$129.2
▪ Common - On conversion Series C Pref.	$ 95.3
▪ Implied Market Capitalization	**$224.5**
Listed Series B Perpetual Pref.	$ 35.0
Listed Senior Secured Notes	$340.0
Bank Debt	$542.0
Cash	$148.5

(1) As at September 30, 2019 – but adjusted for new charters and acquisitions as at November 6, 2019; including options under GSL control, and assuming mid-point of charter redelivery windows; revenues are net of address commission
(2) Economic ownership on a fully-converted basis for the Series C Convertible Perpetual Preferred Shares
(3) CMA CGM is a leading global container shipping line; Kelso is a well-established private equity firm
(4) Debt balances, as at September 30, 2019; Market Cap includes equity issue of Oct. 1, 2019 and assumes a fully converted share count of 30.512 million (17.557 million shares + 12.955 million on conversion of Series C Pref) and based on the share price of November 5, 2019 ($7.36 per share); Cash includes $50.7 mm net proceeds from equity issue of October 1, 2019

GLOBAL SHIP LEASE

6

Our Strengths Leasing model with strong contract cover, providing forward visibility on cash flows $778 million of contracted revenues, with average 2.6 years forward cover 88% proforma Adjusted EBITDA cover for 2020; 68% for 2021 High-quality asset base, focused on liquid segments with compelling supply / demand dynamics High-specification, fuel-efficient, and high-reefer-capacity fleet – commanding premium terms in charter market Flexible ships, focused on under-supplied size classes, serving 70%+ of global containerized trade 12.4 years average age v. 30 years economic life Imminent, industry-wide regulatory change (IMO 2020) expected to boost earnings Prudent commercial strategy, with diversified client base of container shipping lines Lock in contracted earnings during up-cycles, with staggered lease terms to maximize downside cover Conservative growth, focused on liquid assets with immediately accretive contract cover and scrap-value downside protection Conservative balance sheet management and focus on de-levering acknowledged by recent S&P rating upgrade $80+ million of debt to be paid down in FY2019; further $80+ million scheduled to be paid down in 2020¹ $51 million cash added to balance sheet through October equity issue Proceeds from Senior Unsecured Notes issue expected to be used to partially redeem existing Senior Secured Notes Established issuer in the public markets Listed on NYSE since 2008 Publicly traded High Yield Notes since 2014; publicly traded Perpetual Preferred Shares since 2014 Strong and supportive sponsors, and management team with skin in the game Sponsors include leading US financial institutions Management with significant equity at risk in GSL, also indicated an interest to purchase up to $300,000 of Senior Unsecured Notes (1) Basis scheduled amortization of debt as disclosed in GSL Q3 2019 Earnings Release & Public Financials as at September 30, 2019 7 7

Our Business Model—Leasing v. Shipping Role of Containership Lessors Own and manage vessels which are leased to liner companies under long-term and short-term charters Responsible for maintenance, crewing, lubricants, insurance and daily technical operations No fuel cost or direct exposure to freight market Cash flows backed by charters Role of Container Shipping Lines Source and aggregate cargo from shippers Load and discharge containers Ocean carriage Land-based logistics Responsible for fuel costs Profitable over time, but volatile cash flows; substantial capital needs Over half of global containership fleet is owned by containership lessors1 (1) Maritime Strategies International Limited (MSI): global cellular containership fleet as of September 30, 2019 was 5,182 ships / 22.7 mm TEU; 53.0% of capacity is provided by containership owners like GSL 8

Strong Contract Cover: Locking in Upside, Protecting Downside; More Upside Potential

Contracted revenue of $778 million and 2.6 Years TEU-Weighted Forward Cover

Vessel	TEU	Built	Charter Agreed	Charterer (Lessee)	Charter rates / terms (2019–2022, 1Q–4Q)
GSL Keta	2,207	2003	4Q18/3-4Q19	CMA CGM / OOCL	$8,450 / $8,700 / $9,400
GSL Julie	2,207	2002	3Q18/1-3Q19	CMA CGM	$7,800 / $7,200 / $8,500
Kumasi	2,207	2002	3Q16	CMA CGM	$9,800 / $9,800
Marie Delmas	2,207	2002	3Q16	CMA CGM	$9,800 / $9,800
CMA CGM Matisse*	2,262	1999	1Q14	CMA CGM	$15,300
CMA CGM Utrillo	2,262	1999	1Q14/3Q19	CMA CGM	$15,300 / $8,500
CMA CGM La Tour*	2,272	2001	1Q14	CMA CGM	$15,300
CMA CGM Manet*	2,272	2001	1Q14	CMA CGM	$15,300
Maira	2,506	2000	1Q18/3Q19	MSC	$9,000 / $8,500 / $8,250
Nikolas	2,506	2000	1Q18/1Q19	MSC	$9,000 / $9,000
Newyorker	2,506	2001	1Q18/1Q19	MSC	$9,000 / $9,000
Athena	2,762	2003	1Q18/1Q19	MSC	$9,000 / $9,000
GSL Valerie	2,824	2005	1Q18/2Q19	CMA CGM / MSC	$9,000 / $9,000
CMA CGM Sambhar	4,045	2006	4Q07	CMA CGM	$25,350
CMA CGM America	4,045	2006	1Q08	CMA CGM	$25,350
CMA CGM Jamaica	4,298	2006	2Q08	CMA CGM	$25,350
CMA CGM Alcazar	5,089	2007	3Q08	CMA CGM	$33,750
CMA CGM Chateau d'If	5,089	2007	4Q08	CMA CGM	$33,750
Dolphin II	5,095	2007	4Q18/4Q19	HMM / Feedertech	$7,700 / $11,500 / $12,500
Orca I	5,095	2006	2Q18/2Q19	ZIM / Maersk	$11,750 / $9,000 / $10,000 charterer option
Tasman	5,936	2000	2Q18/1Q19/2Q19	ZIM / Maersk	$16,350 / $11,500 / 30 - 38 months firm + 12 months charterer option; $5 million expected adjusted EBITDA + $4 million for option period
Dimitris Y	5,936	2000	2Q18/2Q19	ZIM	$16,750 / $14,500
Ian H	5,936	2000	2Q18/2Q19	ZIM	$17,000 / $14,500
New Purchase 1**	6,650	2002	New Purchase	Confidential	NDA (Aggregate expected Adjusted EBITDA of $2.8 million)
New Purchase 2**	6,650	2002	New Purchase	Confidential	NDA (Aggregate expected Adjusted EBITDA of $2.8 million)
Agios Dimitrios	6,572	2011	4Q16	MSC	$12,500 / $20,000 (4 years)
CMA CGM Berlioz	6,621	2001	4Q07	CMA CGM	$34,000
Alexis	6,877	2015	4Q18	Hapag / CMA CGM	$20,000 / $25,910 (5 years)
Olivia I	6,877	2015	4Q18	CMA CGM	$20,000 / $25,910 (5 years)
Mary	6,927	2013	4Q18	CMA CGM	$25,910 (to 4Q 2023)
Kristina	6,927	2013	4Q18	WHL / CMA CGM	$19,500 / $25,910 (5 years)
Katherine	6,927	2013	4Q18	CMA CGM	$13,500 / $25,910 (5 years)
Alexandra	6,927	2013	4Q18	ONE / CMA CGM	$20,750 / $$25,910 (5 years)
GSL Kalliopi***	7,849	2004	2Q19	Maersk	3 years firm + 2 x 1 year charterer options
GSL Grania***	7,849	2004	2Q19	Maersk	3 years firm + 2 x 1 year charterer options
GSL Eleni***	7,849	2004	2Q19	Maersk	5 years firm (Kalliopi, Grania, Eleni: Aggregate expected Adjusted EBITDA of $32 for firm period; $47 million if options are exercised)
MSC Tianjin	8,667	2005	4Q18/2Q19	CMA CGM / MSC	$11,900 - $13,000 / 5 years: $25 million expected Adjusted EBITDA
MSC Qingdao	8,667	2004	4Q18/2Q19	OOCL / MSC	$14,000 / 5 years: $25 million expected Adjusted EBITDA
GSL Ningbo	8,667	2004	3Q18	Maersk	$12,100 - $12,400 / $18,000
UASC Al Khor	9,115	2015	4Q14/1Q19	Hapag-Lloyd	$40,000 / $34,000
Anthea Y	9,115	2015	1Q15	COSCO	$39,200
Maira XL	9,115	2015	1Q15	COSCO	$39,200
CMA CGM Thalassa	11,040	2008	4Q07	CMA CGM	$47,200 (to 4Q2025)

	2019	2020	2021	2022
% of Fleet Annualized Adjusted EBITDA Covered by Contracts	99%	88%	68%	57%

Dark bars: *New charters agreed YTD2019*

Table shows charters updated as of September 30, 2019, assumes the mid-point of charter expiration windows (unless redelivery notices have otherwise been received), and that the options controlled by GSL for the charters of Kumasi, Marie Delmas and Agios Dimitrios are exercised. Contracted revenue is net of address commission and as at September 30, 2019 (adjusted to include charters and acquisitions announced up to November 6, 2019). The chart shows the quarter within which the mid-point expiry of any given charter falls, unless a specific redelivery notice has otherwise been tendered, in which case the chart reflects the quarter for that redelivery notice. Percentage of Fleet Adjusted EBITDA Covered by Contracts for a given year assumes open vessels are employed at 10 year historic average charter rates net of 5% commissions and pro-rating operating costs and management fees.

** CMA CGM Matisse, CMA CGM La Tour, and CMA CGM Manet are expected to be redelivered from their existing charters in November, 2019*

*** New Purchase 1 & New Purchase 2 are expected to deliver in December 2019 and January 2020*

**** GSL Eleni commenced her charter mid-July 2019; GSL Grania commenced her charter mid-September 2019; GSL Kalliopi commenced her charter mid-October 2019*

9

GLOBAL SHIP LEASE

Strengthening Credit Profile & Flexibility: Successful Refinancing and Equity Capital Raise Opportunistically refinanced $268.0 million of debt Maturities extended from 2020 to 2024 Costs reduced from L + 3.24% to L + 3.00% Released three 5,900 TEU ships – which are now unencumbered, increasing financing flexibility going forward Successfully completed equity capital raise on October 1, 2019 for net proceeds of $50.7 mm Deal was fully back-stopped, demonstrating underwriter’s confidence in the deal Affiliate of underwriters retained $15.0 million in GSL, highlighting their conviction in the GSL value proposition GSL management invested $1.225 million in the offering Offering was oversubscribed Upsizing capacity and Green Shoe fully utilized Stock price has consistently traded above the offering price Use of proceeds from equity raise De-levering, with re-financing of our 9.875% Senior Secured Notes (maturing 2022) a clear strategic priority Accretive acquisitions, as long as additive to Notes re-financing strategy General corporate purposes Expansion of free float enhances liquidity of stock Public float more than trebled to 7.9 million shares post-raise ~4x increase in average daily trading volumes Credit Rating upgraded by S&P to B+; Outlook Stable 10 10

Industry Update

Industry Fundamentals

- Containerized trade has grown every year (except 2009) since the industry's inception in the mid-1950s
- Supply is tightening: 5.7x reduction in orderbook-to-fleet ratio, 2007 through 9M2019
- Near-term negative sentiment (trade tensions) helpful to longer-term fundamentals: more scrapping, less new orders
- Regulatory change (IMO 2020[1]) expected to reduce effective supply: scrubber retro-fits; slower steaming from 2020[2]

World Container Trade 2000 - 2020[3]



Intra-Regional
North-South
Non-mainlane East-West
Mainlane Trades
World GDP Growth (RH Axis)
Containerised Trade Growth (RH Axis)
Containerized Volumes (TEU millions)
Year-on-Year Growth (Red & Black Lines)
250
200
150
100
50
0
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
-10.0%
Demand growth:
2019F: 2.5%[3]
2020F: 3.7%[3]
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019F
2020F

Development of Containership Fleet & Orderbook[3]



10,000+ TEU
7,500-9,999 TEU
5,100-7,499 TEU
4,000-5,099 TEU
3,000-3,999 TEU
2,000-2,999 TEU
Sub-2,000 TEU
Fleet Size (TEU millions)
Orderbook-to-Fleet Ratio (Red Line)
25
15
10
5
0
80%
70%
60%
50%
40%
30%
20%
0%
60%+
Lowest orderbook-to-fleet ratio since 1980s
10.6%
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019 9M

(1) *Ruling that maritime sector must reduce Sulphur emissions from January 1, 2020: compliance alternatives are to switch to more expensive low-Sulphur fuel, clean exhaust gases with "scrubbers", or switch to alternate fuel (eg, LNG)*
(2) *Slower steaming reduces fuel burn and thus reduces fuel costs – an established strategy employed by liner operators (who pay for fuel) when fuel prices increase*
(3) *Maritime Strategies International Limited (MSI) – data and forecasts*

12

GLOBAL SHIP LEASE

Non-Mainlane & Intra-Regional Trades Driving Demand Growth

Composition of Global Containerized Trade in 2018[1]



Total: 208 million TEU
Intra-Regional (excl. Intra-Asia) 7.3%
Non-Mainlane East-West 18.7%
Intra-Asia 31.6%
North-South 15.4%
Asia-Europe 11.0%
Transatlantic 3.5%
Transpacific 12.5% (6.7% China-US)

Overall Industry Demand Growth v. Supply Growth[1]



Demand Growth
Cellular Capacity Growth
Supply growth slowing; demand growth firming
Year-on-Year Growth
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
2.8%
1.3%
5.1%
4.2%
4.2%
5.8%
2.5%
3.2%
3.7%
2.5%
2016
2017
2018E
2019F
2020F

Key Points

- **Non-mainlane[2] and intra-regional trades represent over 70% of global containerized volumes**
  - These trades are primarily served by mid-sized and smaller ships and continue to show good growth
  - Cargo substitution stimulating additional demand
- **Supply / demand balance improving**
  - Supply growth slowing in 2019 and 2020; demand growth forecast to exceed supply growth in 2020[1]
  - IMO 2020 expected to reduce effective supply of ships: withdrawals for scrubber retro-fits, slower steaming[3] due to increased fuel costs, and increased scrapping

Cargo Volume Growth by Tradelane[1]



2016
2017
2018
2019(F)
2020(F)
Year-on-Year Growth
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
-1.0%
Mainlanes
Non-mainlane East-West
North-South
Intra-Regional (excl. intra-Asia)
Intra-Asia

(1) *Maritime Strategies International Limited (MSI) – data and forecasts*
(2) *Mainlane trades are Asia – Europe, Trans-Pacific, Trans-Atlantic; Non-mainlane trades are all other trades*
(3) *As at September 30, 2019 Maritime Strategies International Limited (MSI) estimates that slowing the global fleet by one knot would reduce effective supply by 6.7%*

13

GLOBAL SHIP LEASE

Mid-Size & Smaller Ships (Sub-10,000 TEU) Core to Most Tradelanes Global Fleet Composition¹ >10,000 TEU 7,500 – 9,999 TEU Sub-2,000 TEU 5,100 – 7,499 TEU 4,000 – 5,099 TEU 2,000 – 2,999 TEU 3,000 – 3,999 TEU GSL Focus â—¼ Mid-size and smaller vessels â—¼ Core to most trade lanes â—¼ Flexible deployment â—¼ Liquid charter market â—¼ Larger mid-size vessels offer lower slot costs: 87% of GSL fleet >4,000 TEU³ Smallest GSL ships are 2,200 TEU (42% of global fleet is smaller than 2,000 TEU¹) #Ships Tradelane Ship Size (TEU thousands) 0 5 10 15 20 25 114 Europe-Africa 137 Europe-Latam 80 Eur-M.East/ISC 187 F East-Africa 282 F East-Europe 151 F East-Latam 273 F East-M.East/ISC 126 F East-Oceania 44 Intra-Africa Containership 1690 Intra-Asia Average 620 Intra-Europe Ship 157 Intra-Latam Size Deployment 150 Intra-M.East/ISC by 16 Intra-N America 26 Intra-Oceania Maximum Trade² 9 N America-Africa Ship 131 N America-Latam Size 20 N America-M.East/ISC 11 NAM-Oceania 184 Transatlantic 403 Transpacific 89 Pendulum (1) Maritime Strategies International Limited (MSI) – as at September 30, 2019 – by # Ships (2) Maritime Strategies International Limited (MSI)—as at September 30, 2019 14 (3) Includes newly announced 6,650 TEU ships

Supply-Side Dynamics Compelling for Mid-Size & Smaller Ships

Idle Fleet Capacity Limited[1]



12,000 + TEU
7,600-11,999 TEU
5,200-7,599 TEU
3,900-5,200 TEU
2,900-3,899 TEU
1,300-2,899 TEU
sub-1,300 TEU
Idle fleet end-9M2019: 3.2%²
Capacity Idle (TEU millions)
Idle Fleet Ratio (Red Line)
1.8
1.5
1.2
0.9
0.6
0.3
0.0
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
0.0%
1Q09
3Q09
1Q10
3Q10
1Q11
3Q11
1Q12
3Q12
1Q13
3Q13
1Q14
3Q14
1Q15
3Q15
1Q16
3Q16
1Q17
3Q17
1Q18
3Q18
1Q19
3Q19

Scrapping Activity Increasing[1]



5,100+ TEU
4,000-5,099 TEU
3,000-3,999 TEU
2,000-2,999 TEU
Sub-2,000 TEU
Capacity Scrapped (TEU thousands)
Scrapping-to-Fleet Ratio (Red Line)
700
600
500
400
300
200
100
0
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019 9M

Minimal to Negative Net Fleet Growth 2016 – 9M2019[1]



Delivered
Scrapped
Net Growth
Negative or negligible net fleet growth in mid-size & smaller fleet segments focused on by GSL
Capacity (TEU millions)
4.0
3.0
2.0
1.0
0
(1.0)
Sub-2,000 TEU
2,000-2,999 TEU
3,000-3,999 TEU
4,000-5,099 TEU
5,100-7,499 TEU
7,500-9,999 TEU
10,000+ TEU
CAGR
-0.3%
0.9%
-1.8%
-4.0%
-2.7%
1.5%
16.2%

Orderbook Pipeline Minimal to Zero[1]



Overall orderbook-to-fleet: 10.6%;
2,000 – 9,999 TEU: 2.6%;
4,000 – 9,999 TEU: Zero
>80% of GSL capacity is 4,000 – 9,999 TEU³
Capacity on Order (TEU millions)
2.0
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
Sub-2,000 TEU
2,000-2,999 TEU
3,000-3,999 TEU
4,000-5,099 TEU
5,100-7,499 TEU
7,500-9,999 TEU
10,000+ TEU

(1) *Maritime Strategies International Limited (MSI) – as at September 30, 2019*
(2) *Idle Capacity includes ships being retro-fitted for scrubbers*
(3) *Includes newly announced 6,650 TEU ships*

15

GLOBAL SHIP LEASE

Favorable Fundamentals are Pushing Up Earnings; IMO 2020 Another Boost Asset Values & Spot Market Charter Rates Since 2000¹ 300 Newbuild Price Index 2000) TC Rate Index—250 Jan Second Hand Price Index Since 200 Average Since Jan-2000 Average 150 = (100 100 Index 50 0 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 9M2019 â—¼ Headwinds to sentiment, but fundamentals still supportive IMO 2020 expected to be a further positive catalyst One knot of incremental slow steaming would reduce effective supply by 6.7% Mid-size and smaller vessels remain well-positioned: limited supply, flexible deployment, core to most tradelanes â—¼ Charter rates firming significantly YTD2019 v. 4Q2018 Rate recovery led by larger mid-size vessels, with rates more than doubling for some Post-Panamax segments 70%+ of GSL capacity is Post-Panamax Rate Index (100 = 4Q18 Average) Index (100 = Sep-2016) 0 50 100 150 200 250 300 80 100 120 140 160 180 200 Average Q4 18 Sep-16 Week 2 Post Nov-16 Week 4 Rate - Jan-17 remain Week 6 with negative Mar-17 Industry Week 8 earnings recovery May-17 Recovery Week 10 Panamax charter macro (Panamax) led Jul-17 -Week 12 by - favourable, Sep-17 trending Week 14 ships Led up market Nov-17 fundamentals Week 16 larger sentiment, despite rising 8,500 Week 18 Rate Jan-18 Underway as (Post Week 20—TEU Mar-18 Week 22 larger May-18 Since Week 24 sizes Panamax) Jul-18 Week 26 4,250 Recovery Sep-18 Week 28 Late vessels; Nov-18 - Week 30 become TEU Jan-19 Week 32 sold rates 2016¹ 6,500 Mar-19 Week 34 for out Week 36 TEU YTD2019¹ May-19 Trendline Week 38 smaller Jul-19 Week 40 Sep-19 (1) Maritime Strategies International Limited (MSI) 16

Why Invest? Strong contract cover with diversified client base of leading container shipping lines $778 million of contracted revenues, with average 2.6 years forward cover 88% proforma Adjusted EBITDA cover for 2020; 68% for 2021 High-quality, in-demand assets in under-supplied fleet segments High-specification, fuel-efficient, and high-reefer-capacity fleet – commanding premium terms in charter market Flexible ships, focused on under-supplied size classes, serving 70%+ of global containerized trade Supportive industry fundamentals further strengthen earnings potential Limited supply, increasing scrapping, tiny orderbook Imminent, industry-wide regulatory change (IMO 2020) expected to further tighten supply Conservative balance sheet management and focus on de-levering $160+ million of scheduled debt pay-down in 2019 / 2020¹ $51 million cash added to balance sheet through October equity issue Upgrade from S&P Proceeds from Senior Unsecured Notes issue to be used to partially redeem existing Senior Secured Notes Strong and supportive sponsors, and management team with skin in the game Sponsors include leading US financial institutions Management with significant equity at risk in GSL, also with interest to purchase up to $300,000 of Senior Unsecured Notes Established platform with track record in the public equity and credit markets Listed on NYSE since 2008 Publicly traded High Yield Notes since 2014; publicly traded Perpetual Preferred Shares since 2014 (1) Basis scheduled amortization of debt as disclosed in GSL Q3 2019 Earnings Release & Public Financials as at September 30, 2019 17 17

Appendix

Appendix: Consolidated Balance Sheet as at September 30, 2019 (unaudited) GSL Consolidated Balance Sheets (expressed in thousands of U.S dollars except share data) As of September 30, 2019 December 31, 2018 ASSETS CURRENT ASSETS Cash and cash equivalents $ 86,697 $ 82,059 Restricted cash 5,355 2,186 Accounts receivable, net 2,460 1,927 Inventories 5,313 5,769 Prepaid expenses and other current assets 6,755 6,214 Due from related parties 4,440 817 Total current assets $ 111,020 $ 98,972 NON-CURRENT ASSETS Vessels in operation $ 1,129,808 $ 1,112,766 Advances for vessel acquisitions 1,500 -Other fixed assets 2 5 Intangible assets-charter agreements 2,458 5,400 Deferred charges, net 12,014 9,569 Other non-current assets—948 Restricted cash, net of current portion 5,702 5,827 Total non-current assets 1,151,484 1,134,515 TOTAL ASSETS $ 1,262,504 $ 1,233,487 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES Accounts payable $ 7,925 $ 9,586 Accrued liabilities 26,396 15,407 Current portion of long-term debt 86,004 64,088 Deferred revenue 6,835 3,118 Due to related parties 63 3,317 Total current liabilities $ 127,223 $ 95,516 LONG-TERM LIABILITIES Long-term debt, net of current portion and deferred financing costs $ 782,725 $ 813,130 Intangible liability-charter agreements 6,964 8,470 Deferred tax liability—9 Total non-current liabilities 789,689 821,609 TOTAL LIABILITIES $ 916,912 $ 917,125 Commitments and Contingencies — SHAREHOLDERS’ EQUITY Class A common shares-authorized 214,000,000 shares with a $0.01 par value 9,942,950 shares issued and outstanding (2018-9,017,205 shares) $ 99 $ 90 Class B common shares-authorized 20,000,000 shares with a $0.01 par value nil issued and outstanding (2018-925,745 shares)—9 Series B Preferred shares-authorized 16,100 shares with a $0.01 par value 14,000 shares issued and outstanding (2018-14,000 shares) —Series C Preferred shares-authorized 250,000 shares with a $0.01 par value 250,000 shares issued and outstanding (2018-250,000 shares) 3 3 Additional paid in capital 512,811 512,379 Accumulated deficit (167,321) (196,119) Total shareholders’ equity 345,592 316,362 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 1,262,504 $ 1,233,487 19

Appendix: Consolidated Statement of Income Q3 & 9M2019 (unaudited)

GSL
Consolidated Statements of Income
(expressed in thousands of U.S dollars except share data)

	Three months ended September 30, 2019	Three months ended September 30, 2018	Nine months ended September 30, 2019	Nine months ended September 30, 2018
OPERATING REVENUES				
Time charter revenue	$ 25,538	$ 4,114	$ 80,661	$ 14,222
Time charter revenue-related parties	40,409	31,775	112,887	92,853
	65,947	**35,889**	**193,548**	**107,075**
OPERATING EXPENSES:				
Vessel operating expenses	18,764	10,543	56,296	30,424
Vessel operating expenses-related parties	2,773	215	7,006	751
Time charter and voyage expenses	1,942	236	4,727	613
Time charter and voyage expenses-related parties	478	-	1,328	-
Depreciation and amortization	11,174	8,374	32,884	24,703
General and administrative expenses	2,973	1,248	7,083	4,641
Operating Income	**27,843**	**15,273**	**84,224**	**45,943**
Interest income	414	364	1,198	984
Interest and other financial expense	(18,424)	(10,996)	(56,484)	(32,512)
Other income, net	881	1	2,117	16
Total non-operating expense	**(17,129)**	**(10,631)**	**(53,169)**	**(31,512)**
Income before income taxes	**10,714**	**4,642**	**31,055**	**14,431**
Income taxes	-	(13)	40	(59)
Net Income	$ **10,714**	$ **4,629**	$ **31,095**	$ **14,372**
Earnings allocated to Series B Preferred Shares	(765)	(766)	(2,297)	(2,297)
Net Income available to Common Shareholders	$ **9,949**	$ **3,863**	$ **28,798**	$ **12,075**
Earnings per Share				
Weighted average number of Class A common shares outstanding				
Basic	9,942,950	6,048,425	9,939,559	6,044,821
Diluted	10,082,806	6,048,425	10,058,321	6,044,821
Net Gain per Class A common share	$			
Basic	0.43	0.64	1.26	2.00
Diluted	0.43	0.64	1.24	2.00
Weighted average number of Class B common shares outstanding				
Basic and diluted	$ nil	925,745	nil	925,745
Net Gain per Class B common share				
Basic and diluted	nil	nil	nil	nil

20

GLOBAL SHIP LEASE

Appendix: Consolidated Cash Flow Statement Q3 & 9M2019 (unaudited)

	Three months ended September 30,				Nine months ended September 30,			
		2019		2018		2019		2018
Cash flows from operating activities:								
Net Income	$	10,714	$	4,630	$	31,095	$	14,372
Adjustments to reconcile net income to net cash provided by operating activities:								
Depreciation and amortization		11,174		8,375		32,884		24,704
Amortization of deferred financing costs		755		1,115		2,244		3,131
Amortization of original issue discount / premium on repurchase of notes		202		201		607		602
Amortization of intangible asset/liability-charter agreements		490		(443)		1,436		(1,329)
Share based compensation		1,288		45		1,288		136
Changes in operating assets and liabilities:								
Decrease/(increase) in accounts receivable and other assets		1,660		(1,005)		(86)		(2,342)
Decrease/(increase) in inventories		650		(715)		456		(2,581)
Increase in accounts payable and other liabilities		6,023		8,361		6,812		6,135
(Decrease)/increase in related parties' balances		(510)		496		(6,877)		(603)
Increase/(decrease) in deferred revenue		4,506		(248)		3,717		(758)
Unrealized foreign exchange loss (gain)		(30)		7		(16)		5
Net cash provided by operating activities	$	**36,922**	$	**20,819**	$	**73,560**	$	**41,472**
Cash flows from investing activities:								
Acquisition of vessels		(15,001)		-		(33,497)		(11,436)
Cash paid for vessel improvements		(7,286)		(24)		(14,062)		(150)
Cash paid for dry-dockings		(2,485)		(877)		(3,182)		(2,104)
Advances for vessel acquisitions		(1,500)		-		(1,500)		
Net cash used in investing activities	$	**(26,272)**	$	**(901)**	$	**(52,241)**	$	**(13,690)**
Cash flows from financing activities:								
Proceeds from drawdown of credit facilities		280,500		8,125		293,500		8,125
Repayment of credit facilities		(11,272)		-		(37,819)		(10,000)
Repayment of credit facilities		(262,809)		-		(262,809)		-
Deferred financing costs paid		(3,890)		(1,812)		(4,212)		(1,812)
Series B Preferred Shares-dividends paid		(765)		(766)		(2,297)		(2,297)
Net cash used in financing activities	$	**1,764**	$	**5,547**	$	**(13,637)**	$	**(5,984)**
Net decrease in cash and cash equivalents and restricted cash		**12,414**		**25,465**		**7,682**		**21,798**
Cash and cash equivalents and restricted cash at beginning of the period		85,340		69,599		90,072		73,266
Cash and cash equivalents and restricted cash at end of the period	$	**97,754**	$	**95,064**	$	**97,754**	$	**95,064**
Supplementary Cash Flow Information:								
Cash paid for interest		10,307		740		45,094		20,677
Cash paid for income taxes		-		30		-		58
Non-cash financing activities:								
Unpaid offering costs		856		-		856		-

21

GLOBAL SHIP LEASE

Appendix: Overview of GSL Debt as at September 30, 2019

		Collateralized Vessel	Outstanding Balance as of 30 September 2019($m)	Interest	Repayment	Balloon Installment (excl. cash sweep) ($m) [1]	Maturity
GSL Facilities	Citi Super Senior loan	18 of GSL vessels	$24.80	3.25%+L	Combined annual amortization of $40m in 2019 and 2020; $35m thereafter.	-	31-10-20
GSL Facilities	1st Priority 2022 Notes	18 of GSL vessels	$340.00	9.88%	Some optionality for Noteholders	$259.80	15-11-22
GSL Facilities	Hayfin loan	GSL Valerie	$7.77	5.50%+L	Bullet	$7.77	16-07-22
GSL Facilities	Hellenic loan	GSL Eleni, GSL Kalliopi, GSL Grania	$24.55	3.90%+L	$0.45m per quarter (20 quarters)	$4.00	24-05-24
Odyssia	Senior Debt (DB-CIT)	Uase Al Khor, Anthea Y, Maira XL	$133.12	3.00%+L	$2.6m per quarter + cash sweep	$105.70	30-06-22
Odyssia	Junior Debt (Entrust)	Uase Al Khor, Anthea Y, Maira XL	$36.21	10.00%+L	$0.7m per quarter + cash sweep	$28.70	30-06-22
PCON	DVB loan	Maira, Nikolas, Newyorker, Mary	$47.09	2.85%+L	Cash Sweep and from 31 Mar 2020 $1.88m per quarter	$45.09	31-12-20
New Loans (2)							
New Loan	New Senior Loan (Tranche A)	Orca I, Katherine, Dolphin II, Athena, Kristina, Agios Dimitrios, Alexandra, Alexis, Olivia I	$230.00	3.00%+L	$5.2m per quarter	$126.00	24-09-24
New Loan	New Junior Loan	Orca I, Katherine, Dolphin II, Athena, Kristina, Agios Dimitrios, Alexandra, Alexis, Olivia I	$38.50	10.00%	Bullet	$38.50	24-09-24
			$882.04				

1) *Fixed semi-annual amortization of Citi Super Senior loan of $10m due October 2019 followed by two instalments of $7.4m in 2020. $20m annual amortization to be offered to Noteholders in 4Q 2019. If offer not taken up, Citi Super Senior loan amortized instead. Once Citi Super Senior loan has been repaid, amortization of Notes is mandatory*
2) *Senior Lenders CACIB, ABN, CIT Hellenic and Siemens Financial. Junior Lender Entrust. Tranche B of up to $38 million is available under New Loan till May 2020 on the same terms as Tranche A*

22

Appendix: Adjusted EBITDA Reconciliation Nine Annualized months nine months ended ended September 30, September 30, 2019 2019 Net income available to Common Shareholders 28.8 38.4 Adjust: Depreciation and amortization 32.9 43.8 Interest income (1.2) (1.6) Interest expense 56.5 75.3 Income tax (0) (0.1) Earnings allocated to preferred shares 2.3 3.1 Adjusted EBITDA 119.2 159.0 Annualized nine months ended September 30, 2019 is calculated by applying the factor 1.333 to the results for the nine months ended September 30, 2019. 23 23

Appendix: Complementary Leadership with Extensive Shipping and Capital Markets Experience

Role	Leader
Executive Chairman	**George Youroukos** ➢ Founded Technomar in 1994 and ConChart in 2010 ➢ Established Poseidon Containers in 2010 ➢ Over 200 secondhand and newbuild transactions ➢ Highly reputable technical and commercial manager among liner companies ➢ Established track record with banks and other financial institutions
Chief Executive Officer	**Ian Webber** ➢ GSL CEO since 2008 ➢ CFO and Director of CP Ships from 1996 to 2006 ➢ Previously Audit Partner at PwC
Chief Commercial Officer	**Thomas Lister** ➢ GSL CCO & CFO 2017 - 2018 ➢ GSL CCO since 2008 ➢ Previously Asset Finance Banker at DVB, and Liner Shipping Executive
Chief Financial Officer	**Tassos Psaropoulos** ➢ Poseidon Containers CFO since 2011 ➢ Previously Controller of AIM-listed Dolphin Capital Investors, PwC Auditor and Project Manager

24

GLOBAL SHIP LEASE

Appendix: Diverse Ownership Structure, Expert Board of Directors and Strong Sponsorship

Board of Directors

George Youroukos	Executive Chairman	Poseidon Containers, Technomar, ConChart
Henry Mannix III	Director	Kelso & Co.
Philippe Lemonnier	Director since 2017	CMA CGM
Michael Gross	Director since 2008	Solar Capital – Independent
Alain Wils	Director since 2014	Consultant – Independent
Michael Chalkias	Director	PrimeMarine – Independent
Alain Pitner	Director	Ex Credit Agricole – Independent
Menno Van Lacum	Director	Transportation Capital Group – Independent

25

GLOBAL SHIP LEASE